Exhibit 99.1

MIKE FIELDS STEPS DOWN FROM SONA MOBILE’S BOARD OF DIRECTORS

NEW YORK, July 26, 2007 – Sona Mobile Holdings Corp. (OTC BB: SNMB), a leading provider of secure software solutions for gaming and entertainment announced today that Mike Fields has stepped down from his position as an independent director of the Company, effective August 8, 2007, in order to concentrate on his position as executive vice president of Action Gaming, and his family.

“I have enjoyed my time with Sona Mobile but feel that is in my best interest to retire from my position on the board,” said Mike Fields, executive vice president, Action Gaming. “My main responsibility now is supporting my son as he takes on a new challenge in his life as a competitive BMX racer, representing the United States in the World Championships.”

“Sona has benefited greatly from Mike’s leadership and dedication,” said Shawn Kreloff, chairman and chief executive officer, Sona Mobile. “Our relationship with Mike and Action Gaming has been a positive and progressive one. On behalf of Sona Mobile, I thank Mike for his contributions to the advancement of the Company during his tenure on our Board, and we look forward to his continued support. We wish Mike and his family the best of luck and look forward to future business endeavors with him.”

About Sona Mobile

Sona Mobile is a leading provider of secure software solutions for gaming and entertainment applications. Sona’s patent-pending technology delivers a rich client experience without compromising performance or security. Sona’s key differentiator is the innovative Sona Gaming Platform (SGP). Sona utilizes the SGP to provide clients with wired or wireless server-based gaming content including slots, table games, video poker and race and sports wagering - all from a single screen. The Gaming Labs International (GLI) certified SGP architecture works across a wide range of mobile devices, kiosks, and computers. The SGP enables clients to have a similar gaming interface in a casino, at the track, at home on their computer or on their mobile device.

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations.  Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include those described in Sona’s public filings with the US Securities and Exchange Commission.

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